Exhibit 10.2
STOCK TRANSFER AGREEMENT
This Stock Transfer Agreement (this “Agreement”), dated as of December 29, 2025, is made and entered into by and among SMART Modular Technologies (LX) S.à. r.l., a société à responsabilité limitée governed by the laws of Grand Duchy of Luxembourg (“Transferor”), Lexar Europe B.V., a company organized under the laws of the Netherlands (“Transferee”), Zilia Technologies Indústria e Comércio de Componentes Eletrônicos Ltda., a sociedade limitada governed by the laws of Brazil (formerly known as SMART Modular Technologies Do Brasil – Indústria e Comércio de Componentes Eletrônicos Ltda.) (the “Company”), Shenzhen Longsys Electronics Co., Ltd., a company limited by shares governed by the laws of the People’s Republic of China and, as of the date hereof, listed on the Shenzhen Stock Exchange (Stock Code: 301308) (“Parent”), and Shanghai Intelligent Memory Semiconductor Co., Ltd. (上海慧忆半导体有限公司), a limited liability company governed by the laws of the People’s Republic of China (“Parent Funding Entity”, together with Transferee and Parent, the “Parent Group Companies” and each a “Parent Group Company”). Capitalized terms used but not defined herein shall have the respective meanings given to them in that certain Stock Purchase Agreement, dated June 13, 2023, as amended by that Side Letter to Stock Purchase Agreement dated October 24, 2023, by and among Transferor, Transferee, Parent, Parent Funding Entity and Penguin Solutions, Inc. (formerly known as Smart Global Holdings, Inc.) (collectively, the “Purchase Agreement”).
RECITALS
WHEREAS, pursuant to the Purchase Agreement, Transferee acquired 81% of the issued and outstanding quotas of capital stock of the Company;
WHEREAS, currently, Transferor owns 19% of the issued and outstanding quotas of capital stock of the Company (collectively, the “Transferred Quotas”), and Transferee owns the remaining 81% of the issued and outstanding quotas of capital stock of the Company;
WHEREAS, Transferor desires to sell, transfer, assign and deliver to Transferee, and Transferee desires to purchase, acquire, assume and accept from Transferor, all of Transferor’s right, title and interest in and to the Transferred Quotas on the terms and conditions set forth herein, such that following the transfer of the Transferred Quotas, Transferee shall be the sole equity owner of the Company;
WHEREAS, the Company, Transferor, Transferee, and Parent are party to that certain Quotaholders Agreement of the Company dated as of November 29, 2023 (the “Quotaholders Agreement”), which contains certain approval rights of the parties hereto and certain transfer restrictions that may be triggered by the transfer of the Transferred Quotas and the other transactions contemplated herein, including the Acquisition, as defined below (collectively, the “Transactions”) (such approval and/or transfer restrictions, collectively, the “Transfer Restrictions”);

WHEREAS, the parties hereto desire to waive all Transfer Restrictions with respect to the Transactions and terminate the Quotaholders Agreement upon the closing of the Transactions; and
WHEREAS, the board of directors (or the equivalent governing body) of each of Transferor, Transferee, Parent Funding Entity, and Parent has approved such entity’s entry into this Agreement and the consummation of the transactions contemplated by this Agreement.
NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties agree as follows:
1.Sale and Purchase of Transferred Quotas. At the Closing (as defined below), subject to the terms and conditions of this Agreement, Transferee shall (and Parent shall cause Transferee to) purchase, acquire, assume and accept from Transferor (the “Acquisition”) and Transferor shall sell, transfer, assign and deliver to Transferee, free and clear of all Liens (other than restrictions on transfer under applicable securities laws) all of Transferor’s right, title and interest in and to the Transferred Quotas for an aggregate purchase price of $46.08 million (the “Purchase Price”). Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. Any reference to “dollars” or “$” in this Agreement are to U.S. dollars.
2.Withholding.
(a)At the Closing, Transferor shall provide Transferee with the calculation of the capital gain earned by Transferor in Brazil, as a result of this Agreement (the “Taxable Capital Gains”), indicating the amount to be withheld by the Transferee with respect to the Brazilian Imposto de Renda na Fonte Sobre Ganho de Capital on the Taxable Capital Gain. The Taxable Capital Gain shall be calculated based on the difference between the Purchase Price and the acquisition cost originally incurred in Brazilian currency by Transferor for acquiring or subscribing to the Transferred Quotas (the “Transferor Acquisition Cost”). Five (5) Business Days prior to the Closing, Transferor shall provide Transferee with the preliminary calculation of the Taxable Capital Gain, along with all information reasonably necessary to support such calculation. For purposes of the collection of the Brazilian Imposto de Renda na Fonte Sobre Ganho de Capital, the Purchase Price shall be converted into Brazilian currency at the higher of the following foreign exchange rates: (i) the exchange rate for selling released by the Central Bank of Brazil (Cotações de Fechamento PTAX do Dólar dos EUA – https://www.bcb.gov.br/estabilidadefinanceira/historicocotacoes) (“PTAX”) as of the second (2nd) Business Day prior to the Closing; and (ii) the PTAX on the Closing. The Transferor Acquisition Cost, in turn, shall be calculated in Brazilian Reais considering the foreign exchange rates valid as of the acquisition dates in which the Transferred Quotas have been transferred, assigned and delivered by Transferor. Transferee shall make such withholding and provide Transferor with copies of the Documento de Arrecadação de Receitas Federais – DARF, with proof of payment by the end of the term set forth under article 21, paragraph 1, of the Normative Ruling (Instrução Normativa) No. 1,455/2014, as amended, enacted by the Brazilian Internal Revenue Service (Receita Federal). Transferee shall not be entitled to withhold from the Purchase Price any amounts other than the amounts contemplated by this Section 2(a) or permitted by Section 2(b).
(b)In the event of a change in law after the date of this Agreement that imposes an additional Tax withholding requirement on payments hereunder, Transferee shall notify Transferor promptly of such requirement and shall be permitted to make any such required withholding to the extent required by such change in law, provided, however, that Transferee shall first cooperate with Transferor to reduce or eliminate any such withholding to the greatest extent permitted by applicable Law. Any amounts withheld hereunder as described in this Section 2 will be treated for purposes of this Agreement as having been paid to the Person(s) on whose behalf such withholding was made.
(c)If Brazilian tax authorities issue an infraction notice challenging the collection of the Brazilian Imposto de Renda na Fonte Sobre Ganho de Capital payable as a result of the Acquisition, Transferor shall either pay the corresponding charges, assuming the financial burden of that claim, or control the corresponding defense at its own expense. For the avoidance of doubt, Transferor shall be responsible for any and all costs incurred by Transferor in connection with the defense, including attorneys’ fees, judicial costs and guaranties. Transferee shall execute such powers of attorney and take such other actions as may be reasonably necessary to give effect to the preceding sentence.
3.Closing; Closing Conditions.
3.1The closing of the sale and purchase of the Transferred Quotas (the “Closing”) shall take place remotely at 4:00 p.m. Pacific Time on March 30, 2026, or at such earlier date and time the Transferor and Transferee mutually agree upon, in writing (email being sufficient). Notwithstanding the foregoing, if any applicable Parent Group Company has not obtained any of the applicable requisite approvals set forth in Schedule 5.3 attached hereto by March 30, 2026, as evidenced in writing by such Parent Group Company, the Closing shall instead take place no later than April 28, 2026.
3.2At the Closing, Transferor and Transferee shall execute an amendment and restatement of the Company’s articles of association (alteração ao contrato social) formalizing the assignment of the Transferred Quotas by Transferor and their acquisition by Transferee (“Amendment to Company’s Articles of Association”), substantially in the form attached hereto as Exhibit 3.2. Immediately following Transferee’s receipt of Transferor’s electronically signed signature to the Amendment to Company’s Articles of Association, Transferee shall pay Transferor the Purchase Price by wire transfer of immediately available funds to the account designated in writing by Transferor (such designation to be made at least two (2) Business Days prior to the date of the Closing).
3.3The obligations of Transferor to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Transferor) at the Closing of the following condition: the representations and warranties of the Company and each Parent Group Company in Sections 5.1, 5.2, and 5.3 herein shall be true and correct in all respects as of the Closing (except to the extent any such failure to be true and correct would not reasonably be expected to have a material adverse effect on the ability of any Parent Group Company or the Company to consummate the Acquisition and the other transactions contemplated by this Agreement (a “Purchaser Material Adverse Effect”)).
3.4The obligations of each Parent Group Company to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Transferee) at the Closing of the following condition: the representations and warranties of Transferor in Sections 6.1, 6.2, and 6.3 herein shall be true and correct in all respects as of the Closing (except to the extent any such failure to be true and correct would not reasonably be expected to have a material adverse effect on the ability of the Transferor to consummate the Acquisition and the other transactions contemplated by this Agreement (a “Transferor Material Adverse Effect”)).

4.Release.
4.1Effective as of the Closing and in partial consideration of the consummation of the Transactions, Transferor, for itself and its respective heirs, representatives, successors, assigns, employees, officers, directors, stockholders, partners, members, agents and affiliates (each of such parties as a releasor, the “Transferor Releasors”), hereby forever fully, irrevocably and unconditionally releases and discharges each of the Company, Transferee, and each of their respective affiliates, and each of their respective members (direct and indirect), partners (direct and indirect), managers, directors, officers, employees, agents, lenders (and agents related thereto) and representatives thereof (collectively, the “Transferor Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing, which the Transferor Releasors can, shall or may have against any Transferor Released Party, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue related to, or arising out of, the Purchase Agreement, the Quotaholders Agreement, the Transactions or otherwise in the capacity of the Transferor Released Parties as quotaholders or managers of the Company, as applicable (collectively, the “Transferor Released Claims”).
4.2The Transferor Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Transferor Released Party based upon any Transferor Released Claim. The Transferor Released Parties are intended third-party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto.
4.3Effective as of the Closing and in partial consideration of the consummation of the Transactions, each of the Parent Group Companies, for itself and its respective heirs, representatives, successors, assigns, employees, officers, directors, stockholders, partners, members, agents and affiliates (each of such parties as a releasor, the “Transferee Releasors”), hereby forever fully, irrevocably and unconditionally releases and discharges each of the Company, Transferor, and each of their respective affiliates, and each of their respective members (direct and indirect), partners (direct and indirect), managers, directors, officers, employees, agents, lenders (and agents related thereto) and representatives thereof (collectively, the “Transferee Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing, which the Transferee Releasors can, shall or may have against any Transferee Released Party, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue related to, or arising out of, the Purchase Agreement, the Quotaholders Agreement, the Transactions or otherwise in the capacity of the Transferee Released Parties as quotaholders or managers of the Company, as applicable (collectively, the “Transferee Released Claims”).
4.4The Transferee Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Transferee Released Party based upon any Transferee Released Claim. The Transferee Released Parties are

intended third-party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto.
4.5Notwithstanding anything to the contrary contained in this Section 4, the parties acknowledge and agree that Transferor Released Claims and Transferee Released Claims shall not include any claims arising from the actual fraud of a party in connection with this Agreement. Each party, on behalf of itself and each affiliated Transferor Releasor or Transferee Releasor, as applicable, hereby acknowledges that such person (i) has been advised by legal counsel and (ii) is familiar with and expressly waives any and all rights granted pursuant to Section 1542 of the California Civil Code (or the analogous provision of any other applicable state or federal statute or common law principle of similar effect), which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her, would have materially affected his or her settlement with the debtor or released party.”
5.Representations, Warranties and Covenants of the Company and each Parent Group Company. Each Parent Group Company and the Company agrees and represents and warrants to Transferor that as of the date of this Agreement and as of the Closing:
5.1Authorization. All legal action on the part of each Parent Group Company and the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Parent Group Companies and the Company hereunder and the transfer of the Transferred Quotas hereunder has been taken, and this Agreement, when executed and delivered by each Parent Group Company and the Company, shall constitute valid and legally binding obligations of such Parent Group Company and the Company, enforceable against such Parent Group Company and the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
5.2Non-Contravention. The execution, delivery and performance by each Parent Group Company and the Company of this Agreement does not, nor the consummation by Transferee of the Transactions will, (i) conflict with or violate the articles of association, certificate of incorporation, bylaws and other organizational documents, of any Parent Group Company or the Company, as applicable, (ii) result in a breach of or constitute a default (with or without due notice or lapse of time or both) under or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material Contract to which any Parent Group Company or the Company is a party or by which any of their respective material assets is bound, (iii) conflict with or violate any Judgment or Law applicable to any Parent Group Company or the Company, (iv) result in the creation of any Lien upon any of the material assets of any Parent Group Company or the Company, except, in the case of clauses (ii), (iii) and (iv), any such items that would not reasonably be expected to have a Purchaser Material Adverse Effect.
5.3Approvals. No consent of, license from, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Parent Group Company, the Company or any Transferee affiliate in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings, notifications and approvals listed on Schedule 5.3 or

(ii) as would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.
5.4No Litigation. There is no litigation, claim, action, suit, arbitration, complaint, charge, investigation or proceeding pending or involving or, to the Company’s knowledge or the Transferee’s knowledge, threatened with respect to the Transferred Quotas or that questions the validity of this Agreement or any action taken or to be taken by the Company or the Transferee pursuant to this Agreement before or by any court or Governmental Entity or any other person or entity. To the Company’s knowledge and the Transferee’s knowledge, no event has occurred and no condition exists on the basis of which any such litigation, claim, action, suit, arbitration, complaint, charge, investigation or proceeding may reasonably be asserted.
5.5Availability of Funds. Parent, Parent Funding Entity or Transferee has and will have at the Closing, sufficient immediately available funds to pay the Purchase Price and to perform Parent, Parent Funding Entity and Transferee’s other obligations under this Agreement.
5.6Transferor’s Representations; Independent Investigation.
(i)Each Parent Group Company is a sophisticated purchaser and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement. Each of the Parent Group Companies acknowledges and agrees that, other than the representations and warranties of Transferor specifically contained in Section 6, there are no representations or warranties of Transferor or any other Person either expressed or implied with respect to the Business, the Transferred Quotas, the Transferred Subsidiaries or the transactions contemplated hereby, individually or collectively. Each Parent Group Company, together with and on behalf of their respective affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and each Parent Group Company, together with and on behalf of its affiliates and Representatives, acknowledges and agrees that Transferor and its affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person.
(ii)Except as expressly set forth in any representation or warranty in Section 6, each Parent Group Company acknowledges and agrees that it is not relying on any information, documents or materials made available or otherwise furnished to or for a Parent Group Company, their respective affiliates or their respective Representatives by Transferor, any of its affiliates, or any of their respective Representatives in connection with the transactions contemplated by this Agreement, including any financial projections or other statements regarding future performance, any management presentation or confidential information memoranda and any other information, documents or material, whether oral or written, made available to the Parent Group Companies, their affiliates or their respective Representatives in any “data room”, presentation, “break-out” discussions, responses to questions submitted on behalf of the Parent Group Companies, their affiliates or their respective Representatives or otherwise furnished to the Parent Group Companies, their affiliates or their respective Representatives in any form in expectation of the transactions contemplated hereby.
(iii)Nothing in this Section 5.6 shall limit, or provide a defense against, any claim for actual fraud.

6.Representations and Warranties of Transferor. Transferor represents and warrants to the Company and the Parent Group Companies that as of the date of this Agreement and as of the Closing:
6.1Authorization. All legal action on the part of Transferor and its partners necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Transferor hereunder and the transfer of the Transferred Quotas hereunder has been taken, and this Agreement, when executed and delivered by Transferor, shall constitute valid and legally binding obligations of Transferor, enforceable against Transferor in accordance with its terms. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to Transferor, or an event that results in the creation of any lien, charge or encumbrance upon the Transferred Quotas.
6.2Title to Transferred Quotas. Transferor owns all right, title and interest (legal and beneficial) in and to the Transferred Quotas. Immediately prior to the Closing, Transferor will have valid marketable title to the Transferred Quotas to be transferred under this Agreement in the Closing, free and clear of all Liens. At the date of the Closing, Transferor’s entire right, title and interest in and to the Transferred Quotas to be transferred under this Agreement in the Closing will be conveyed to Transferee as set forth herein. Transferor has good and marketable title to the Transferred Quotas being transferred by Transferor, and the right and authority to sell such Transferred Quotas to Transferee pursuant to this Agreement and without any third party consent.
6.3Non-Contravention; Approvals. Subject to due execution by the Parent Group Companies of this Agreement and waiver of the Transfer Restrictions, the execution, delivery and performance of this Agreement, and the consummation of the Transactions, do not and will not result in the creation or imposition of any Lien on the Transferred Quotas, nor be in conflict with or constitute (with or without due notice or lapse of time or both) a default under (i) any agreement to which Transferor is a party or by which the Transferred Quotas may be bound, or contravene, conflict or (ii) constitute a violation of any order or judgment to which it is subject, except, in the case of clauses (i) through (ii), any such items that would not reasonably be expected to have a Transferor Material Adverse Effect. As of the Closing, and subject to due execution by the Parent Group Companies of this Agreement, the Company and Transferee’s adherence to the covenants in this Agreement and waiver of the Transfer Restrictions, Transferor shall have complied with all procedures and requirements necessary to validly transfer all of the Transferred Quotas to Transferee hereunder pursuant to and in accordance with the governing documents of the Company or otherwise, and the transfer of the Transferred Quotas to Transferee is not subject to any right of first refusal, preemptive, tag-along or drag-along right or other comparable obligations or restrictions that have not been duly waived or properly complied with. Except (i) as set forth on Schedule 5.3 or (ii) as would not reasonably be expected, individually or in the aggregate, to have a Transferor Material Adverse Effect, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, federal, state or local Governmental Entity or other person or entity on the part of Transferor is required in connection with the consummation of the transactions contemplated by this Agreement, except those that have been duly waived or properly complied with to the extent applicable to the transfer of the Transferred Quotas to Transferee pursuant hereto.
6.4Transferor Can Protect Its Interest. Transferor represents that by reason of its business or financial experience, Transferor has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Transferor expressly acknowledges and understands that the Transferred Quotas may increase in value after the date hereof. Transferor confirms, acknowledges, and understands that by selling and transferring the

Transferred Quotas, Transferor will irrevocably forego all potential or actual gain that might be realized if Transferor had continued to hold such Transferred Quotas.
6.5No Litigation. There is no litigation, claim, action, suit, arbitration, complaint, charge, investigation or proceeding pending or involving or, to Transferor’s knowledge, threatened with respect to the Transferred Quotas or that questions the validity of this Agreement or any action taken or to be taken by Transferor pursuant to this Agreement before or by any court or Governmental Entity or any other person or entity. To Transferor’s knowledge, no event has occurred and no condition exists on the basis of which any such litigation, claim, action, suit, arbitration, complaint, charge, investigation or proceeding may reasonably be asserted.
7.Termination of Quotaholders Agreement. Each of the Company, Transferor, Parent and Transferee fully consents to the Transactions, waives any transfer restrictions (including the Transfer Restrictions and any notice requirements) in favor of such party applicable to the Transactions. Each of the Company, Transferor, Parent and Transferee hereby agree that the Quotaholders Agreement shall terminate effective as of and contingent upon the Closing, without any further action by any party hereto or thereto.
8.Informed Decision. Each of Transferor and the Parent Group Companies (collectively, the “Transacting Parties”) has entered into this Agreement based on its knowledge, investigation and analysis. Neither Transacting Party shall be liable to the other Transacting Party for any omission to provide any information to the other Transacting Party that may have impacted the other Transacting Party in making its decision to purchase or sell, as the case may be, the Transferred Quotas. Nothing in this Section 8 shall limit, or provide a defense against, any claim for actual fraud.
9.Tax Covenants.
9.1Transfer Taxes. Each of (i) Parent or, at the direction of Parent, Transferee and (ii) Transferor shall be liable for and pay, and indemnify the other party against, any Transfer Taxes for which each is primarily liable under applicable Law. Transferee and Transferor shall, and shall cause their respective subsidiaries to, cooperate in timely making all filings, returns, reports and forms as may be required in connection with payment of any Transfer Taxes. Transferor shall, or Transferee shall, as applicable, execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes. For avoidance of doubt, Parent or, at the direction of Parent, Transferee shall be liable for and pay any Imposto sobre Operações Financeiras sobre Operações de câmbio arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
9.2Cooperation. Transferee agrees to retain all records relating to Taxes of the Transferred Subsidiaries for all taxable periods (or portions thereof) ending on or prior to the Closing Date until the expiration of the applicable statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate. Transferee and Transferor agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.
10.General Provisions.
10.1Successors and Assigns; Assignment; Survival. The rights and obligations of the parties under this Agreement may only be assigned with the prior written consent of (i) Transferee, in the event of assignment by Transferor, and (ii) Transferor, in the event of assignment by a Parent Group Company. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The representations, warranties and covenants contained herein shall not survive the Closing (other than the covenants contained herein which are to be performed following the Closing and shall survive the Closing in accordance with their terms). For the avoidance of doubt, no claim for damages based upon any representation, warranty or covenant of any party may be brought after the Closing, except as expressly provided in Section 4 with respect to actual fraud.
10.2Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws.
10.3Arbitration.
(i)All disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy that cannot be settled by mutual agreement (each, a “Dispute”) shall be resolved by final and binding arbitration under the Rules of Arbitration (“ICC Rules”) (as modified herein) of the International Chamber of Commerce (the “ICC”) before an arbitral tribunal of three (3) arbitrators. The seat of the arbitration shall be New York, New York, and the language of the arbitration shall be English.
(ii)Transferor and Transferee shall each nominate one (1) arbitrator in accordance with the ICC Rules. Should a party fail to nominate an arbitrator within the time period provided in the ICC Rules, then such arbitrator shall be appointed by the ICC Court of Arbitration (the “ICC Court”) in accordance with the ICC Rules. The first two arbitrators so nominated shall jointly nominate the third arbitrator (who shall act as presiding arbitrator) prior to the thirtieth (30th) day following the appointment of the second co-arbitrator. Failing such nomination within that timeframe, the ICC Court shall appoint the presiding arbitrator. Notwithstanding the foregoing, no arbitrator shall be a past or present employee or agent of, or consultant or counsel to, any party or any affiliate of a party, unless such restriction is waived in writing by the other party to the proceeding.
(iii)The substantive law governing the Dispute shall be the law of the State of New York as specified in Section 10.2 herein.
(iv)The arbitral tribunal shall have the power and authority to determine the arbitrability of any dispute arising under or relating to this Agreement or the subject matter hereof. Subject to any other relevant limitations set forth elsewhere herein, the arbitral tribunal shall have power to award any remedy that it determines to be lawful and appropriate and which is in accordance with the terms of this Agreement, including monetary damages, specific performance and other legal and equitable relief (including provisional and/or permanent injunctive relief), provided, however, that the arbitral tribunal shall have no authority or power to limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, nor any authority or power to award punitive, consequential, exemplary or treble damages or any other type of relief in the nature of a penalty, and the parties hereby expressly waive any right they might otherwise have to such relief.
(v)Any award of the arbitral tribunal constituted under this Section 10.3 shall be final and binding upon the parties. Each of the parties agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(vi)Notwithstanding the foregoing provisions of this Section 10.3, each party may seek temporary, provisional or interim measures (including specific performance and injunctive relief) in aid of arbitration and enforcement of any arbitral award in any state or federal court located in New York County, New York, and each party irrevocably submits to the exclusive jurisdiction of such courts for such limited purposes.
10.4Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief in accordance with Section 10.3 to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or inadequacy of legal remedy and without the posting or provision of any bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and, without that right, none of Transferor nor any of the Parent Group Companies would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
10.5Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
10.6Entire Agreement. This Agreement and the documents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
10.7Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.8Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
10.9Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this

Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
10.10Taxes. Each of Transferor and Transferee has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and shall bear any and all taxes imposed on such party under any applicable law with respect to the transactions contemplated hereunder, if and as applicable. Each party hereunder relies solely on such advisors and not on any statements or representations of the Company.
10.11Fees and Expenses. Each of Transferor and Transferee shall be responsible for its own costs and expenses incurred or to be incurred in connection with this Agreement, including negotiating and preparing this Agreement and in closing and carrying out the Transactions.
10.12Public Announcements. Other than any press release or public statement jointly agreed by Transferor and Transferee following execution of this Agreement, no party shall issue any press release, website posting or other public announcement with respect to this Agreement or the Transactions without (i) in the case of a Parent Group Company, the prior written consent of Transferor or (ii) in the case of Transferor, the prior written consent of Transferee, in each case, except as may be required by Law or stock exchange rules (in which case the disclosing party shall, to the extent legally permissible, provide the other party a reasonable opportunity to review and comment and consider in good faith such comments). The restrictions set forth in the preceding sentence shall expire at Closing, and thereafter either party may make such disclosures (including as may be required by Law or stock exchange rules) as they deem necessary or appropriate without the consent of the other party.
10.13Notices. All notices hereunder shall be in writing and shall be deemed given (a) when delivered personally, one (1) Business Day after deposit with an internationally recognized overnight courier, or (b) when transmitted via email (without “bounce back” or error) if prior to 5:00 p.m. in the place of receipt (and otherwise the next Business Day), in each case to the addresses and emails set forth in the signature pages hereto (or such other address or email as a party may designate by notice in accordance with this Section 10.13).
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Stock Transfer Agreement as of the date first above written.

TRANSFEROR:

SMART MODULAR TECHNOLOGIES (LX) S.À R.L.

By: /s/ Anne Kuykendall
Name: Anne Kuykendall
Title: Class A Manager
Address:
c/o Penguin Solutions, Inc.
45800 Northport Loop W
Fremont, CA 94538
Attention: Senior Vice President and Chief Legal Officer
Email:     [***]

with copies to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:    Mark Bekheit
        Tessa Bernhardt
Email:        [***]

and

Machado, Meyer, Sendacz e Opice Advogados
A. Brig. Faria Lima, 3200 – Itaim Bibi
São Paulo – SP, 01453-050, Brazil
Attention:    Adriana Pallis
Email:         [***]

[Signature Page to Stock Transfer Agreement]

IN WITNESS WHEREOF, the parties have executed this Stock Transfer Agreement as of the date first above written.

COMPANY:
ZILIA TECHNOLOGIES INDÚSTRIA E COMÉRCIO DE COMPONENTES ELETRÔNICOS LTDA

By:    /s/ Rogerio Duair Jacomimi Nunes
Name: Rogerio Duair Jacomimi Nunes
Title: Authorized Signatory
Address:
Legal & Compliance Department
Avenida Tégula, nº 888
Edifício Ametista, Módulos 2 (Mezanino) e 3
Ponte Alta – CEP, Atibaia
São Paulo, Brazil
CEP 12952-812
Attention: Rogerio Duair Jacomimi Nunes; Christopher H. Chang
Email: [***]

with copies to (which shall not constitute notice):
Sidley Austin LLP
Building One, Suite 100
1001 Page Mill Rd
Palo Alto, CA 94304
Attention:     Yabo Lin
        Rob Carlson
Email:        [***]
and
Pinheiro Neto Advogados
R. Hungria, 1100 – Jardim Europa
São Paulo – SP, 01455-906, Brazil
Attention:    Miguel Tornovsky
Email:         [***]

IN WITNESS WHEREOF, the parties have executed this Stock Transfer Agreement as of the date first above written.

TRANSFEREE:

LEXAR EUROPE B.V.

By: /s/ Christopher H. Chang
Name: Christopher H. Chang
Title: Authorized Signatory
Address: c/o Shenzhen Longsys Electronics Co., Ltd.
1737 N First Street, Suite 680, San Jose, CA 95112
Attention: Senior Vice President
Email: [***]
with copies to (which shall not constitute notice):
Sidley Austin LLP
Building One, Suite 100
1001 Page Mill Rd
Palo Alto, CA 94304
Attention:     Yabo Lin
        Rob Carlson
Email:        [***]
and
Pinheiro Neto Advogados
R. Hungria, 1100 – Jardim Europa
São Paulo – SP, 01455-906, Brazil
Attention:    Miguel Tornovsky
Email:         [***]

[Signature Page to Stock Transfer Agreement]

PARENT:

SHENZHEN LONGSYS ELECTRONICS CO., LTD.

By: /s/ Christopher H. Chang
Name: Christopher H. Chang
Title: Authorized Signatory
Address: c/o Shenzhen Longsys Electronics Co., Ltd.
1737 N First Street, Suite 680, San Jose, CA 95112
Attention: Senior Vice President
Email: [***]

with copies to (which shall not constitute notice):
Sidley Austin LLP
Building One, Suite 100
1001 Page Mill Rd
Palo Alto, CA 94304
Attention:     Yabo Lin
        Rob Carlson
Email:        [***]
and
Pinheiro Neto Advogados
R. Hungria, 1100 – Jardim Europa
São Paulo – SP, 01455-906, Brazil
Attention:    Miguel Tornovsky
Email:         [***]

[Signature Page to Stock Transfer Agreement]

PARENT FUNDING ENTITY: SHANGHAI INTELLIGENT MEMORY SEMICONDUCTOR CO., LTD. (上海慧忆半导体有限公司)

By:	/s/ Christopher H. Chang
Name:	Christopher H. Chang
Title:	Authorized Signatory
Address: c/o Shenzhen Longsys Electronics Co., Ltd.
1737 N First Street, Suite 680, San Jose, CA 95112
Attention: Senior Vice President
Email: [***]

with copies to (which shall not constitute notice):
Sidley Austin LLP
Building One, Suite 100
1001 Page Mill Rd
Palo Alto, CA 94304
Attention:     Yabo Lin
        Rob Carlson
Email:        [***]
and
Pinheiro Neto Advogados
R. Hungria, 1100 – Jardim Europa
São Paulo – SP, 01455-906, Brazil
Attention:    Miguel Tornovsky
Email:         [***]
[Signature Page to Stock Transfer Agreement]